Exhibit 4.1

Tyco International Ltd.

Schaffhausen, Switzerland

Share Capital:	CHF 4,088,387,211.53
fully paid in, divided into
479,295,101 Common Shares of
CHF 8.53 each

CUSIP: H89128 104

Certificate no. XXX

over

XXX registered Common Shares
of CHF 8.53 each

fully paid in

Shares no. XXX-XXX

in the name of

XXX

The transfer of above mentioned shares has to be made by endorsement on this certificate. Any transfer must be registered in the share register of the company. For the company the transfer is only valid if the board of directors agreed to it.

For the Board of Directors:

XXX, Secretary